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                                                                     EXHIBIT 4.2


                 SECOND AMENDMENT TO CREDIT AGREEMENT AND WAIVER
                 -----------------------------------------------

                  THIS SECOND AMENDMENT TO CREDIT AGREEMENT AND WAIVER (the "Amendment") is dated as of June 28, 1996, by and among SINTER METALS, INC., a Delaware corporation (the "Borrower"), the Lenders party hereto, the Issuing Bank and MELLON BANK, N.A., a national banking association, as agent for the Lenders (in such capacity, the "Agent").

                                    RECITALS
                                    --------

                  A. The Borrower, the Lenders, the Issuing Bank and the Agent entered into a Credit Agreement, dated as of January 18, 1996, as amended by the First Amendment to Credit Agreement dated as of April 10, 1996 (together with all Exhibits and Schedules thereto, the "Credit Agreement"), under which the Lenders agreed, subject to certain conditions, to make revolving credit loans to the Borrower in an aggregate principal amount not to exceed $30,000,000.

                  B. The Borrower has agreed to acquire all of the issued and outstanding shares of capital stock of SinterForm Incorporated, a Michigan corporation ("SinterForm"), pursuant to the Stock Purchase Agreement, dated as of July 18, 1996 (the "Purchase Agreement"), among Borrower and the four individuals identified therein (collectively, the "Management Shareholders"). Pursuant to the Purchase Agreement, the aggregate purchase price to be paid to the Management Shareholders is $8,500,000 in cash and 5,000 shares of Class A Common Stock of the Borrower (the "Purchase Price").

                  C. The Borrower has requested that the Lenders waive the requirements of Section 7.9(b)(iii) and certain provisions of Section 7.9(b)(vi) of the Credit Agreement solely as such requirements apply to the purchase of the issued and outstanding shares of capital stock of SinterForm pursuant to the Purchase Agreement.

                  D. The parties desire to amend the Credit Agreement as set forth herein.


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                  NOW, THEREFORE, in consideration of the premises and the
mutual covenants and agreements contained herein, the parties hereto agree as follows:

                  1.       EFFECT OF AMENDMENT; DEFINITIONS.

                  All terms used herein that are defined in the Credit Agreement shall have the meanings ascribed thereto in the Credit Agreement, unless the context otherwise requires. The Credit Agreement shall be and hereby is amended as provided in Section 2 hereof. Except as expressly amended in Section 2 hereof, the Credit Agreement shall continue in full force and effect in accordance with its provisions on the date hereof. As used in the Credit Agreement, the terms "Credit Agreement", "Agreement", "this Agreement", "herein", "hereinafter", "hereto", "hereof", and words of similar import shall, unless the context otherwise requires, mean the Credit Agreement as amended and modified by this Amendment.

                  2.       AMENDMENTS.

                  (A) Section 1.1 of the Credit Agreement is amended by adding the following definition in alphabetical order:

                  "`SinterForm' shall mean Sinter Metals, Inc.--Zeeland, a Michigan corporation, formerly known as SinterForm Incorporated."

                  (B) The last sentence of Section 4.14 of the Credit Agreement is amended by inserting the following immediately after the word "KST": "and SinterForm, both of which are wholly owned Subsidiaries of the Borrower."

                  (C) The proviso contained in Section 6.12 of the Credit Agreement is amended by deleting the same and substituting the following in lieu thereof:

                  "PROVIDED, HOWEVER, that notwithstanding the foregoing, KST shall not be required to execute and deliver any of the foregoing unless and until the aggregate principal amount of all intercompany loans from the Borrower to KST shall at any time exceed Two Million Dollars ($2,000,000) and the Borrower shall not be required to execute and deliver a Pledge Agreement in respect of SinterForm unless and until the aggregate principal



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amount of all intercompany loans from the Borrower to SinterForm shall at any time exceed Two Million Dollars ($2,000,000)."

                  (D) Section 7.1(a) of the Credit Agreement is amended by deleting the same and substituting the following in lieu thereof:

                  "As of the last day of each fiscal quarter of each Fiscal Year, the ratio of (i) Consolidated Total Liabilities as of the end of such fiscal quarter, less cash of the Borrower on deposit in the Village of Richton Park, Cook County, Illinois, Sinter Metals, Inc. Project Fund created under the Trust Indenture, dated as of April 1, 1996, between the Borrower and Mellon Bank, N.A., as trustee, in respect of the Bonds, as of the end of such fiscal quarter, to (ii) Consolidated Tangible Net Worth as of the end of such fiscal quarter shall not be more than 1.50 to 1.00."

                  (E) Section 7.5(e) of the Credit Agreement is amended by deleting the same and substituting the following in lieu thereof:

                  "(e) Loans from the Borrower to KST and to SinterForm, PROVIDED that the aggregate principal amount of all such loans at any time to KST shall not exceed Two Million Dollars ($2,000,000) and that the aggregate principal amount of all such loans at any time to SinterForm shall not exceed Two Million Dollars ($2,000,000); and PROVIDED FURTHER that both immediately before and after giving effect to any such loan, no Potential Default or Event of Default has occurred and is continuing or will occur;"

                  3. WAIVER. The Lenders hereby waive the requirements of (a)
Section 7.9(b)(iii) of the Credit Agreement solely as such requirements apply to the purchase of the issued and outstanding shares of capital stock of SinterForm pursuant to the Purchase Agreement to the extent that the Purchase Price exceeds the amount permitted in Section 7.9(b)(iii) and (b) Section 7.9(b)(vi) of the Credit Agreement to the extent that such Section requires Borrower to execute and deliver to the Agent a Pledge Agreement, subject to Section 6.12 of the Credit Agreement.

                  4. REPRESENTATIONS AND WARRANTIES; COVENANTS.

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                  (A) The Borrower hereby represents and warrants that all
representations and warranties set forth in the Credit Agreement, as amended hereby, are true and correct in all material respects, and that this Amendment has been executed and delivered by a duly authorized officer of the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

                  (B) The Borrower hereby represents and warrants that the execution, delivery and performance by the Borrower of this Amendment and its performance of the Credit Agreement, as amended hereby, have been authorized by all requisite corporate action and will not (i) violate (a) any order of any court, or any rule, regulation or order of any other agency of government, (b) the Certificate of Incorporation or the By-Laws (including any amendment thereto) or any other instrument of corporate governance of the Borrower, or (c) any provision of any indenture, agreement or other instrument to which the Borrower is a party, or by which the Borrower or any of its properties or assets are or may be bound; (ii) be in conflict with, result in a breach of or constitute, alone or with due notice or lapse of time or both, a default under any indenture, agreement or other instrument referred to in (i)(c) above; or
(iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever.

                  (C) The Borrower represents and warrants that (i) no Event of Default or Potential Default has occurred and is continuing or will exist after giving effect to the transactions contemplated by the Purchase Agreement, (ii) the business and properties of SinterForm are within the Borrower's line of business or a related line of business or use production or manufacturing technology used in the Borrower's line of business, (iii) the Borrower has delivered the pro forma financial statements required pursuant to Section 6.1(c) of the Credit Agreement and no Event of Default or Potential Default is disclosed or suggested in such statements, (iv) the Borrower has delivered the Compliance Certificate required under the last sentence of Section 6.1(d) of the Credit Agreement, and (v) the statements in Recital B are true and accurate, and the Borrower has delivered a true and correct copy of the Purchase Agreement to the Agent.


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                  (D) The Borrower covenants and agrees that it will cause
SinterForm to execute and deliver to the Agent a Subsidiary Guaranty, in form and substance satisfactory to the Agent and the Lenders, as required by the Credit Agreement on or before the date that the Borrower purchases the shares of capital stock of SinterForm pursuant to the Purchase Agreement.

                  5. MISCELLANEOUS.

                  (A) This Amendment shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to principles of conflict of laws.

                  (B) This Amendment shall become effective upon execution and delivery hereof by the Required Lenders and the Borrower. The Borrower agrees to pay on demand all costs and expenses of the Agent, including reasonable attorneys' fees and expenses, in connection with the preparation, execution and delivery of this Amendment.

                  (C) The execution, delivery and performance by the Lenders, the Issuing Bank and the Agent of this Amendment shall not constitute or, except as expressly set forth herein, be deemed to be or construed as a waiver of any right, power or remedy, or a waiver of any provision of the Credit Agreement, or a waiver of any Potential Default or any Event of Default. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. This Amendment is subject to the provisions of Section 10.3 of the Credit Agreement.

                  (D) This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.


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SINTER METALS, INC.                         KEYBANK NATIONAL ASSOCIATION

By: /s/ Ronald G. Campbell                  By: /s/ Richard A. Pohle
   -------------------------------             -----------------------------
Title: Assistant Treasurer                  Title: Vice President
      ----------------------------                --------------------------


MELLON BANK, N.A, individually
  and as Agent

By: /s/ John Joseph Ligday
   -------------------------------
Title: Assistant Vice President
      ----------------------------

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